SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
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MERCER FUNDS
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mercer FUNDS

Mercer US Large Cap Equity Fund

99 High Street
Boston, Massachusetts 02110

March 28, 2022

Dear Shareholder:

We are pleased to notify you of a change involving the Mercer US Large Cap Equity Fund (the “Fund”), a series of Mercer Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved a new subadvisory agreement between Mercer Investments LLC, the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and O’Shaughnessy Asset Management, LLC (“OSAM”).

OSAM has served as a subadvisor for the Fund since October 20, 2010. Due to the acquisition of OSAM by Franklin Resources, Inc., effective December 31, 2021, the prior subadvisory agreement between OSAM and the Advisor, on behalf of the Fund (the “Prior OSAM Subadvisory Agreement”), was terminated and the Board approved a new subadvisory agreement (the “New OSAM Subadvisory Agreement”) to replace the Prior OSAM Subadvisory Agreement. The New OSAM Subadvisory Agreement is essentially identical to the Prior OSAM Subadvisory Agreement in all material respects.

It is anticipated that this change will not have any effect on the services provided to the Fund by OSAM, and that OSAM will continue to manage its allocated portion of the Fund’s portfolio as OSAM had done under the Prior OSAM Subadvisory Agreement. The New OSAM Subadvisory Agreement became effective as of December 31, 2021.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding OSAM and the New OSAM Subadvisory Agreement and a discussion of the factors that the Board considered in approving the New OSAM Subadvisory Agreement.

Sincerely, Richard S. Joseph, CFA Trustee, President, and Chief Executive Officer Mercer Funds
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MERCER FUNDS

Mercer US Large Cap Equity Fund

99 High Street
Boston, Massachusetts 02110

Information Statement

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer US Large Cap Equity Fund, (the “Fund”) about a recent change related to the Fund’s contractual arrangements with O’Shaughnessy Asset Management, LLC (“OSAM”), one of the Fund’s subadvisors. Specifically, due to the acquisition of OSAM by Franklin Resources, Inc., effective as of December 31, 2021 (the “Franklin Transaction”), the prior subadvisory agreement between OSAM and Mercer Investments LLC, the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, dated October 20, 2010, as amended June 27, 2016 (the “Prior OSAM Subadvisory Agreement”), was terminated.

The Board approved a new subadvisory agreement dated December 31, 2021 (the “New OSAM Subadvisory Agreement”) with OSAM. The New OSAM Subadvisory Agreement was approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about March 30, 2022 to shareholders of record of the Fund as of February 28, 2022.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

Mercer is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisors that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order also allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Due to the acquisition of OSAM by Franklin Resources, Inc., which resulted in a change in control of OSAM, the Prior OSAM Subadvisory Agreement was assigned for purposes of the 1940 Act. Because the assignment caused the automatic termination of the Prior OSAM Subadvisory Agreement, consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at a Board meeting held on December 16, 2021 (the “Meeting”), approved the New OSAM Subadvisory Agreement between the Advisor, on behalf of the Fund, and OSAM. OSAM is unaffiliated with the Advisor and discharges its responsibilities subject to the oversight and supervision of the Advisor. OSAM is paid by the Advisor and not by the Fund. There will be no increase in the advisory fees paid by the Fund to the Advisor as a consequence of the New OSAM Subadvisory Agreement.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that, in connection with the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding OSAM and the New OSAM Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware limited liability company located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2014, between the Trust and the Advisor, as amended from time to time (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s securities portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors, including the subadvisors’ compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to

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ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.53% of assets up to $750 million, 0.51% of assets in excess of $750 million up to $1 billion and 0.46% of assets in excess of $1 billion of the Fund’s average daily net assets. The Advisor earned total investment advisory fees of $6,422,192 from the Fund for the fiscal year ended March 31, 2021, prior to: (i) paying the fees of each of the subadvisors to the Fund and (ii) waiving fees in accordance with the terms of a fee waiver arrangement entered into between the Advisor and the Fund pursuant to which the Advisor has agreed to waive any portion of its investment management fee that exceeds the aggregate amount of the subadvisory fees that the Advisor is required to pay to the Fund’s subadvisors for the management of their allocated portions of the Fund (the “Fee Waiver Agreement”). The aggregate compensation paid by the Advisor to all subadvisors to the Fund during the last fiscal year ended March 31, 2021 was $3,071,486 representing 0.24% of the Fund’s average net assets during that period, resulting in the Advisor receiving net investment advisory fees of $3,350,706, all of which the Advisor waived pursuant to the terms of the Fee Waiver Agreement. The Fund did not make any payments to any affiliated person of OSAM during the fiscal year ended March 31, 2021

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Richard S. Joseph serves as President, Chief Executive Officer, and Trustee of the Trust and as Vice President and Head of US Delegated Solutions for the Advisor; Samantha Davidson serves as Vice President of the Trust and as Senior Partner and US OCIO Segment Leader of the Advisor; Erin Lefkowitz serves as Vice President of the Trust and as Portfolio Manager of the Advisor; Stephen Gouthro serves as Vice President, Treasurer and Chief Financial Officer of the Trust and as a partner of the Advisor and U.S. Chief Operating Officer for the Advisor’s U.S. Business Solutions Group; Barry Vallan serves as Vice President and Assistant Treasurer of the Trust and as Principal of Investment Operations of the Advisor; Colin J. Dean serves as Vice President and Assistant Secretary of the Trust and as Global Chief Counsel-Investments of the Advisor; Stan Mavromates serves as Vice President and Chief Investment Officer of the Trust and as Vice President and Chief Investment Officer of the Advisor; Caroline Hulme serves as Vice President, Chief Legal Officer and Secretary of the Trust and as Senior Legal Counsel-Investments for the Advisor; Jeffrey Coleman serves as Vice President and Assistant Treasurer of the Trust and Head of Investment Operations for the Advisor; Larry Vasquez serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Advisor; Jennifer Reiche serves as Vice President and Chief Compliance Officer of the Trust and as Chief Compliance Officer of Mercer Trust Company LLC and Kevin McKiernan serves as Vice President and Deputy Chief Compliance Officer of the Trust and as Deputy Chief Compliance Officer of Mercer Trust Company LLC. The address of each executive officer of the Trust is 99 High Street, Boston, Massachusetts 02110.

None of the officers or Trustees of the Trust are officers, employees, directors and/or shareholders of OSAM.

O’SHAUGHNESSY ASSET MANAGEMENT, LLC

O’Shaughnessy Asset Management, LLC (“OSAM”) is located at 6 Suburban Ave, Stamford, Connecticut 06901. OSAM is a limited liability company. OSAM is registered as an investment

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adviser under the Advisers Act. Effective December 31, 2021, OSAM was acquired by Franklin Resources, Inc. As part of the transaction, OSAM became a wholly-owned subsidiary of Franklin Resources, Inc., a publicly traded company. The New OSAM Subadvisory Agreement is dated December 31, 2021. The Prior OSAM Subadvisory Agreement was initially approved by the Board at a meeting held on September 28-29, 2010 and OSAM has managed its allocated portion of the Fund since October 20, 2010. The Board renewed the Prior OSAM Subadvisory Agreement most recently at a Board meeting held on June 9-10, 2021.

As indicated above, OSAM is paid by the Advisor and not by the Fund. There will be no increase in the advisory fees paid by the Fund to the Advisor as a consequence of the New OSAM Subadvisory Agreement. The fees paid by the Advisor to OSAM depend upon the fee rates negotiated by the Advisor. In accordance with procedures adopted by the Board, a subadvisor to the Fund may affect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable laws.

OSAM serves as an investment advisor for the registered investment company listed below, which has investment objectives similar to the Fund’s investment objective.

Fund Name	Assets as of December 31, 2021	Annual Advisory Fee Rate (as a % of average daily net assets)

O’Shaughnessy Market Leaders Value Fund	$279,659,801	0.41%

The names and principal occupations of the principal executive officers of OSAM are listed below. The address of each principal executive officer, as it relates to the person’s position with OSAM, is 6 Suburban Ave, Stamford, Connecticut 06901.

Name	Principal Occupation
James P. O’Shaughnessy	Chairman, Co-Chief Investment Officer and Principal
Patrick W. O’Shaughnessy	Chief Executive Officer and Principal
Christopher S. Loveless	President and Principal
Raymond Amoroso III, Esq.	Chief Compliance Officer and Principal
Ari M. Rosenbaum	Director of Financial Advisory Services and Principal
Christopher I. Meredith	Co-Chief Investment Officer, Director of Research and Principal
Erin M. Foley	Director of Trading and Principal
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Scott M. Bartone	Chief Operating Officer and Principal
Ehren J. Stanhope	Client Portfolio Manager and Principal
Claudine A. Spence	Director of Client Service and Principal
Joseph E. Dessalines	Director of Technology and Principal
Xiuyin Shi	Director of Finance and Principal

THE NEW OSAM SUBADVISORY AGREEMENT

The New OSAM Subadvisory Agreement was approved by the Board at the Meeting which was called, among other reasons, for the purpose of considering and approving the New OSAM Subadvisory Agreement for an initial term of two years. Thereafter, continuance of the New OSAM Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The New OSAM Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Management Agreement.

The terms of the New OSAM Subadvisory Agreement are identical in all material respects to the terms of the Prior OSAM Subadvisory Agreement, including the fees that are payable to OSAM by the Advisor, and the services that OSAM is required to provide in managing its allocated portion of the Fund. The New OSAM Subadvisory Agreement provides that OSAM, among other duties, will make all investment decisions for OSAM’s allocated portion of the Fund’s investment portfolio. OSAM, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of OSAM’s allocated portion of the Fund’s assets.

The New OSAM Subadvisory Agreement provides for OSAM to be compensated based on the average daily net assets of the Fund allocated to OSAM. OSAM is compensated from the fees that the Advisor receives from the Fund. OSAM generally will pay all expenses it incurs in connection with its activities under the New OSAM Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The New OSAM Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) OSAM, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, the Board, including a majority of the Independent Trustees, considered and approved the New OSAM Subadvisory Agreement, effective upon the closing of the Franklin Transaction. In considering the approval of the New OSAM Subadvisory Agreement, the

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Independent Trustees considered the information and materials from the Advisor and OSAM that included, as to OSAM and the Fund: (i) the New OSAM Subadvisory Agreement; (ii) information regarding the review and due diligence process by which the Advisor continued to and evaluate OSAM, and recommend OSAM for Board approval, and the Advisor’s rationale for recommending the continued retention of OSAM following the closing of the Franklin Transaction; (iii) information describing the nature, extent, and quality of the services that OSAM has provided to the Fund, and the fees that OSAM charged for these services; (iv) the Fee Waiver Agreement, which requires the Advisor to waive any portion of the management fee it is entitled to under the Management Agreement with respect to the Fund that exceeds the aggregate amount of the subadvisory fees that the Advisor is required to pay to the Fund’s subadvisors for the management of their allocated portions of the Fund; (v) information regarding OSAM’s business and operations, financial condition, portfolio management team, and compliance program, and Franklin’s representations and Mercer Investments’ views of the effect that the Franklin Transaction may have on OSAM’s business and operations; (vi) information regarding OSAM’s compliance policies and procedures as well as the retention incentives intended to ensure the continuity of OSAM’s Chief Compliance Officer; (vii) information regarding OSAM’s historical performance in managing its allocated portion of the Fund’s investment portfolio as well as OSAM’s historical performance in managing other of its client accounts using the investment strategy that it employs for the Fund and a comparison of such performance to a relevant index; and (viii) the Advisor’s detailed monitoring and reporting of OSAM’s performance on qualitative and quantitative factors.

In addition, the Independent Trustees considered their discussions with representatives of the Advisor regarding OSAM and the Franklin Transaction. The Independent Trustees considered the factors that the Independent Trustees deemed relevant with respect to OSAM, including: the nature, extent, and quality of the services to be provided to the Fund by OSAM following the consummation of the Franklin Transaction; OSAM’s investment management style and investment decision-making process; OSAM’s historical performance record managing its allocated portion of the Fund’s portfolio, as well as managing a registered investment company similar to the Fund; the qualifications and experience of the employees at OSAM who were responsible for the day-to-day management of the allocated portion of the Fund; and OSAM’s staffing levels and overall resources. The Independent Trustees also took into consideration the nature and extent of the oversight duties performed by the Advisor in connection with each of the other Subadvisors to the Fund, which includes extensive management and compliance due diligence with respect to the management and operations of each of the Subadvisors. Additionally, the Independent Trustees received assistance and advice from their independent legal counsel regarding legal and industry standards in connection with their duties and responsibilities when approving investment advisory agreements.

In particular, and as to the Fund and to OSAM, the Independent Trustees considered the following factors:

(a) The nature, extent, and quality of the advisory services to be provided by OSAM. The Independent Trustees reviewed the nature, extent, and quality of the advisory services that OSAM had provided to the Fund under the Prior OSAM Subadvisory Agreement and that are proposed to be provided by OSAM under the New OSAM Subadvisory Agreement. The Independent Trustees considered, as to OSAM: (i) its reputation and the qualifications of its personnel; (ii) its expertise in providing portfolio management services to the Fund and another

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similar investment portfolio and the performance history of the Fund and such other portfolio; (iii) its investment strategy for the Fund; (iv) its performance relative to comparable mutual funds and unmanaged indices; and (v) its compliance program. The Independent Trustees also considered the review process undertaken by the Advisor and the Advisor’s favorable assessment of the nature and quality of the subadvisory services provided and expected to be provided by OSAM to the Fund after consummation of the Franklin Transaction. The Independent Trustees also noted that the executive and portfolio management teams of OSAM were expected to stay in place after consummation of the Franklin Transaction. The Independent Trustees concluded that the Fund and its shareholders would likely continue to benefit from the quality and experience of OSAM’s investment professionals after the consummation of the Franklin Transaction.

(b) Comparison of the services to be rendered and fees to be paid to OSAM under other advisory and subadvisory contracts, such as those with other clients. The Independent Trustees discussed the services that would be rendered by OSAM and evaluated the compensation to be paid to OSAM by the Advisor for those services. The Independent Trustees considered the fees payable under the New OSAM Subadvisory Agreement. The Independent Trustees took account of the Advisor’s reasons for concluding that the compensation payable to OSAM for its proposed services to the Fund was reasonable in light of the nature and quality of the services furnished to the Fund, and the Advisor’s recommendation that OSAM continue following the Franklin Transaction, particularly in light of the fact that OSAM’s fees would indirectly be borne by the Fund and its shareholders as a result of the Fee Waiver Agreement. The Independent Trustees considered the expected impact of the subadvisory fees on the Fund’s overall operating expenses, given the Fee Waiver Agreement. The Independent Trustees also took note of the Advisor’s explanation that the Advisor was not realizing a direct profit from the investment advisory services it provides to the Fund as a result of the subadvisory fee arrangements and the Fee Waiver Agreement. The Independent Trustees concluded that the proposed fees to be paid to OSAM by the Advisor with respect to the assets allocated to OSAM were appropriate in light of the services that were expected to be provided by OSAM. The Independent Trustees noted that the services that OSAM would furnish to the Fund appeared to be comparable to the services that OSAM currently provides to its other advisory and subadvisory clients having similar investment strategies. The Independent Trustees also considered that the fees agreed to by OSAM were the result of an arm’s length bargain negotiated by unaffiliated parties.

The Independent Trustees considered the review, selection, and due diligence process employed by the Advisor in determining to recommend that OSAM continue to serve as a subadvisor to the Fund, and the Advisor’s reasons for concluding that the subadvisory fees to be paid by the Advisor to OSAM for its services to the Fund were reasonable.

The Independent Trustees also considered the potential “fallout” or ancillary benefits that may accrue to OSAM from its relationship with the Fund. Since the fees to be paid to OSAM were the result of arm’s length bargaining between unaffiliated parties, the relevance of OSAM’s potential profitability was considered by the Independent Trustees in that context.

(c) Investment performance of the Fund and OSAM. The Independent Trustees considered whether OSAM operated within the Fund’s investment objective and style, and considered OSAM’s record of compliance with the Fund’s relevant investment restrictions. The Independent Trustees also considered the Advisor’s conclusions, and the reasons supporting the Advisor’s conclusions, that the performance record of OSAM supported the approval of the New OSAM Subadvisory Agreement.

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Conclusion. Following full consideration of the foregoing factors, it was reported that no single factor was determinative to the decision of the Independent Trustees. Based on these factors and others addressed at the Meeting, along with the determination of the Advisor at the conclusion of its review and due diligence process and such other matters as were deemed relevant, the Independent Trustees determined to approve the New OSAM Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 1 Heritage Drive, North Quincy, Massachusetts 02171, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Adviser Class, Class I and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15% on an annual basis of the average daily net assets of the Adviser Class, Class I, and Class Y-2 shares, respectively. This fee accrues from fees paid under a separate Shareholder Administrative Services Plan adopted to compensate financial intermediaries, including the Advisor, for providing certain non-distribution related shareholder administrative services to Adviser Class, Class I and Class Y-2 shares. The Shareholder Administrative Services Plan provides for payments in an amount, or at a rate, not to exceed 0.25%, 0.25% and 0.15% on an annual basis of the average daily net asset value of the Adviser Class, Class I and Class Y-2 shares, respectively. The Adviser Class, Class I and Class Y-2 share classes were not offered during the fiscal year ended March 31, 2021, and as a result, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at Three Canal Plaza, Suite 100, Portland, Maine 04101, is a Delaware limited liability company that is a wholly-owned subsidiary of Genstar Capital. The Distributor acts as the principal underwriter of each class of shares of the Fund under a Distribution Agreement with the Fund. The Distribution Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2021, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of February 28, 2022, the Fund had 125,886,297.320 total shares outstanding. Mercer Group Trust: Mercer Large Cap Stock Fund held 93,624,007.282 shares, Mercer Collective Trust: Mercer US Large Cap Equity Portfolio held 22,135,561.326 shares and National Financial Services LLC for the Exclusive Benefit of its Customers held 7,925,366.796 shares, representing 74.37%, 17.58%, and 6.30% of the Fund’s total shares outstanding, respectively.

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As of February 28, 2022, the Trustees and executive officers of the Fund, both individually and as a group, did not own more than 1% of any class of the Fund.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. You may obtain free copies of the Fund’s annual and semi-annual reports by contacting the Fund directly at 1-888-887-0619 or by visiting the Trust’s website, https://www.mercer.us/what-we-do/wealth-and-investments/delegated-solutions-us.html

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